EXHIBIT (j)(5)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 94 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated December 16, 2003, relating to the financial statements and financial highlights of the Eaton Vance Strategic Income Fund (the "Fund") and of our report dated December 16, 2003, relating to the financial statements and supplementary data of the Strategic Income Portfolio, which appear in the October 31, 2003 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

February 25, 2004
Boston, Massachusetts